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                             MILES & STOCKBRIDGE,
                          A PROFESSIONAL CORPORATION
                                10 LIGHT STREET
                           BALTIMORE, MARYLAND 21202

                                 May 20, 1996

Lockheed Martin Corporation
6801 Rockledge Drive
Bethesda, Maryland 20817

Ladies and Gentlemen:

  We have acted as counsel to Lockheed Martin Corporation, a Maryland corporation (the "Corporation"), in connection with the filing of a Registration Statement on Form S-3 (Reg. No. 333-01939) under the Securities Act of 1933, as amended (the "Act"), in respect of the Corporation's Debt Securities to be issued from time to time pursuant to Rule 415 under the Act and the offer and sale of $500,000,000 aggregate principal amount of the Corporation's 6.55% Notes Due 1999, $750,000,000 aggregate principal amount of the Corporation's 6.85% Notes Due 2001, $750,000,000 aggregate principal amount of the Corporation's 7.25% Notes Due 2006, $600,000,000 aggregate principal amount of the Corporation's 7.65% Debentures Due 2016, $600,000,000 aggregate principal amount of the Corporation's 7.75% Debentures Due 2026, and $300,000,000 aggregate principal amount of the Corporation's 7.20% Debentures Due 2036 (collectively, the "Securities"). Payments in respect of the Securities are guaranteed by Lockheed Martin Tactical Systems, Inc., a New York corporation and a wholly owned subsidiary of the Corporation (the "Guarantor"). In this capacity we have reviewed the Charter and By-Laws of the Corporation, the Indenture dated as of May 15, 1996, by and among the Corporation, the Guarantor and First Trust of Illinois, National Association (the "Trustee") (as supplemented or modified by the Trust Indenture Act of 1939, the "Indenture"), the Registration Statement (including the exhibits thereto), the Current Report on Form 8-K of the Corporation dated the date hereof, the corporate proceedings of the Corporation relating to the authorization of the issuance of the Debt Securities and the Securities, and such certificates and other documents as we deemed necessary or advisable for the purposes of this opinion.

  Based on the foregoing, we are of the opinion that the Securities have been duly and validly authorized by the Corporation, and upon proper execution, authentication and delivery in accordance with the terms of the Indenture against payment therefor, the Securities will be legally issued and will constitute valid and binding obligations of the Corporation entitled to the benefits of the Indenture.

  We hereby consent to the filing of this opinion as an exhibit to the Current Reports on Form 8-K of the Corporation and the Guarantor each dated the date hereof and to the reference to us under the heading "Validity" in the Prospectus dated May 10, 1996 and under the heading "Validity of the Offered Debt Securities" in the Prospectus Supplement dated May 16, 1996. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          Miles & Stockbridge,
                                          A Professional Corporation

                                                   /s/ Glenn C. Campbell
                                          By: _________________________________
                                            Principal